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                                                                     EXHIBIT 5.1


                              [AMRESCO LETTERHEAD]





                               November 27, 1995


AMRESCO, INC.
1845 Woodall Rodgers Freeway
Dallas, Texas 75201

     Re: Registration on Form S-3 of 4,600,000 shares of Common Stock, par value $.05 per share, of AMRESCO, INC.

Gentlemen:

     I am general counsel of AMRESCO, INC., a Delaware corporation (the "Company"), in connection with the registration and sale of up to 4,600,000 shares of Common Stock, par value $0.05 per share, of the Company (the "Shares"), comprised of up to 2,600,000 Shares (the "Company Shares") to be issued and sold by the Company and up to 2,000,000 Shares (the "Selling Shareholders' Shares") to be sold by the Selling Shareholders named in the Underwriting Agreement (the "Selling Shareholders") pursuant to the Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Shareholders and The Robinson-Humphrey Company, Inc. and Piper Jaffray Inc., as the Representatives of the several Underwriters to be named in a schedule to the Underwriting Agreement (the "Underwriters").

     I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on the foregoing, I am of the opinion that (i) the Company Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, and (ii) the Selling Shareholders' Shares are duly authorized, validly issued, fully paid and nonassessable.

     In rendering the foregoing opinion, I have relied as to certain factual matters upon certificates of officers of the Company, the Selling Shareholders and public officials, and I have not independently checked or verified the accuracy of the statements contained therein.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to Pre-Effective Amendment No. 1 to Registration Statement No. 33-63683 on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


                              Very truly yours,

                              /s/ L. KEITH BLACKWELL

                              L. Keith Blackwell
                              General Counsel and Secretary